Exhibit 99.1

News Release	Marshall & Ilsley Corporation
770 North Water Street
Milwaukee, WI 53202
414 765-7700 Main
414 298-2921 Fax
mibank.com

For Release:	Immediately

Contact:	Greg Smith, Senior Vice President and Chief Financial Officer (414) 765-7727 Dave Urban, Vice President, Investor Relations (414) 765-7853

M&I ANNOUNCES FOURTH QUARTER EVENTS

M&I Retains Strong Capital Position

Milwaukee, Wis. – December 17, 2007 – Marshall & Ilsley Corporation (NYSE: MI) (M&I) today announced several unusual events which will impact M&I’s financial results for the quarter and year ending December 31, 2007.

On November 1, 2007, the separation of Metavante Technologies, Inc. from M&I was completed resulting in a gain to M&I of $526 million.  This gain is tax-free to M&I and will be reported as a component of discontinued operations in the quarter ending December 31, 2007.  There will also be after-tax costs of approximately $21 million related to the separation transaction in the same period.  M&I received a contribution of $1.665 billion in cash in the separation transaction which strengthened M&I’s capital position as described below.

On November 13, 2007, M&I announced that it would record an after-tax liability of approximately $5 million in connection with its share of the proposed settlement of the American Express antitrust litigation against Visa.  While M&I is not a named defendant in this litigation, M&I and other Visa member banks are obligated to share in certain losses in connection with the litigation under Visa’s by-laws.

On November 16, 2007, M&I completed the sale of its three branches in the Tulsa, Oklahoma market resulting in an after-tax gain of approximately $17 million.  M&I determined that exiting the Tulsa market was a better allocation of resources as compared to the costs of further expansion in that market.

On December 17, 2007, M&I retired $1 billion of Puttable Reset Securities (“PURS”) issued by its subsidiary, M&I Marshall & Ilsley Bank.  The PURS were initially issued in November 2000, and were remarketed in December of each year thereafter.  Given the currently unfavorable credit market environment, M&I determined to retire the PURS in order to lower M&I’s borrowing costs going forward.  M&I incurred a one-time, after-tax charge of $48 million in connection with the retirement of this debt.  M&I expects to recover this charge through lower financing costs over the next approximately three years.

Finally, as was discussed in M&I’s third quarter Form 10-Q, M&I continues to assess its loan portfolio, particularly as the real estate segment continues to deteriorate.  M&I expects that charge-offs in the fourth quarter may be up to $195 million and the loan loss provision in the fourth quarter may be up to $235 million.  At November 30, 2007, M&I had a consolidated tangible capital ratio of approximately 9.6 percent.

“Despite these challenging market conditions, we are fortunate to have one of the strongest capital positions in the industry,” said Mark Furlong, president and CEO, Marshall & Ilsley Corporation.  “We believe we are well positioned to weather the downturn in the real estate market.”

Marshall & Ilsley Corporation (NYSE: MI) is a diversified financial services corporation headquartered in Milwaukee, Wis. Founded in 1847, M&I Marshall & Ilsley Bank is the largest Wisconsin-based bank, with 193 offices throughout the state. In addition, M&I has 49 locations throughout Arizona; 30 offices along Florida’s west coast and in central Florida; 14 offices in Kansas City and nearby communities; 22 offices in metropolitan Minneapolis/St. Paul, and one in Duluth, Minn.; and one office in Las Vegas, Nev. M&I’s Southwest Bank subsidiary has 17 offices in the greater St. Louis area. M&I also provides trust and investment management, equipment leasing, mortgage banking, asset-based lending, financial planning, investments, and insurance services from offices throughout the country and on the Internet (www.mibank.com or www.micorp.com). M&I’s customer-based approach, internal growth, and strategic acquisitions have made M&I a nationally recognized leader in the financial services industry.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, without limitation, statements regarding expected financial and operating activities and results that are predicated by words such as “expects,” “anticipates” or “believes.”  Such statements are subject to important factors that could cause M&I’s actual results to differ materially from those anticipated by the forward-looking statements.  These factors include (i) M&I’s exposure to the volatile commercial and residential real estate markets, which could result in increased charge-offs and increases in M&I’s allowance for loan and lease losses to compensate for potential losses in its real estate loan portfolio, (ii) adverse changes in the financial performance and/or condition of M&I’s borrowers, which could impact repayment of such borrowers’ outstanding loans, and (iii) those referenced in Item 1A. Risk Factors in M&I’s annual report on Form 10-K for the year ended December 31, 2006 and in M&I’s quarterly report on Form-Q for the quarter ended June 30, 2007, and as may be described from time to time in M&I’s subsequent SEC filings.  Except as required by federal securities law, M&I undertakes no obligation to update these forward-looking statements or reflect events or circumstances after the date hereof.

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